UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2016

Park Sterling Corporation

(Exact name of registrant as specified in its charter)

North Carolina	001-35032	27-4107242
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1043 E. Morehead Street, Suite 201, Charlotte, NC	28204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 716-2134

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 – Termination of a Material Definitive Agreement.

On August 29, 2016, Park Sterling Corporation (the “Company”) issued a press release announcing that its wholly-owned subsidiary, Park Sterling Bank, entered into an early termination agreement with the Federal Deposit Insurance Corporation (“FDIC”) of its existing loss share agreements.  This termination agreement required a $4.4 million payment to the FDIC as consideration for the early termination.  The company will report a net after-tax charge of approximately $15 thousand to its income in the third quarter. The loss share agreements were related to the acquisition by Citizens South Bank, which was acquired by the Company in 2012, of assets and assumption of liabilities of two failed banks through FDIC-assisted transactions in March 2010 and April 2011.  All rights and obligations of the Bank and the FDIC under these FDIC loss share agreements have been eliminated under the termination agreement.

The foregoing description of the termination agreement does not purport to be complete and is qualified in its entirety by reference to the termination agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.  A copy of the Corporation's press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Termination Agreement between Park Sterling Bank and the Federal Deposit Insurance Corporation

99.1	Press Release, dated August 29, 2016, in connection with this announcement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2016

PARK STERLING CORPORATION

By:	/s/ Donald K. Truslow
Donald K. Truslow
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Termination Agreement between Park Sterling Bank and the Federal Deposit Insurance Corporation

99.1	Press Release, dated August 29, 2016, in connection with this announcement

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